Exhibit 99.1

Q1 2012 VIVUS, Inc. Earnings Conference Call

May 7, 2012, 4:30 pm ET

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS first quarter 2012 results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time.

(Operator Instructions).

As a reminder, this conference is being recorded. I would now like to introduce our host for today, Mr. Tim Morris. Sir, please go ahead.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Thank you, Operator. Before we get started, I’d like to remind you that during the course of this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipates, believes, forecasts, estimate, expected, intend, likely, may, plan, potential, predict, opportunity, and should, among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, a response from the US Food and Drug Administration, or FDA, to our resubmission of the new drug application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss recommended for obese patients of BMI 30 and above, or overweight patients of BMI 27 and above, with weight-related co-morbidities, such as hypertension, type 2 diabetes, or dyslipidemia, with a contra-indication that excludes the use of Qnexa by women who are pregnant; our responses to questions and requests for additional information, including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; whether or not the FDA chooses to follow the recommendation of the second Advisory Committee in its vote in favor of approval of Qnexa, and our ability to successfully create a commercial infrastructure in the US to launch Qnexa, if approved. As with any pharmaceutical in development, there are significant risks in the development and the regulatory approval and commercialization of new products.  There are no guarantees that our responses to the FDA or CHMP will be sufficient to satisfy the FDA’s or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective or retrospective observational studies, or that any product will receive regulatory approval for any indication, or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ending December 31, 2011, and the periodic reports filed with the Securities and Exchange Commission.

Now, I’ll turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson - VIVUS, Inc. - CEO

Thank you, Tim. Good afternoon and thank you for joining us today. Joining me on the call, along with Tim, is VIVUS’s President, Peter Tam; and Our Chief Commercial Officer, Mike Miller. The focus of today’s call is to provide an update on Qnexa and avanafil, which is now known by the US brand name Stendra™. First, I will comment on the recent approval of Stendra, and discuss our partnership strategy for the US and in the territories outside of the United States. Peter will provide a regulatory update on Qnexa, both in the US and the EU. Tim will follow with Q1 results, and an update on cash; and Mike will close with a summary of our US pre-commercial activities for Qnexa. And lastly, we will take your questions.

Since our last call, the highlight was the approval of Stendra. On April 27, 2012, we announced that the FDA had approved Stendra tablets for the treatment of erectile dysfunction. Stendra is the first new prescription agent approved for ED in nearly a decade.

ED affects as many as 30 million men in the United States, and estimates are that about half of the men using ED treatments are unsatisfied. The Stendra clinical studies include more than 1,200 men with ED. Stendra met all primary efficacy end points at all doses tested: 50 milligrams, 100 milligrams, and 200 milligrams. Significant improvement in erectile function was observed for all doses in Stendra-treated patients compared to placebo. More information about Stendra, including the full prescribing information, can be found at www.stendra.com.

On our partnering front, we are currently in discussions with potential partners to commercialize Stendra in the United States and our territories around the world. In Europe, the avanafil MAA submission was accepted by the EMA in March of 2012. The approval of Stendra is a tremendous accomplishment, and is due to the excellent work of the Stendra development team, including significant contribution from our partner, Mitsubishi Tanabe Pharma Corporation.  Peter will now provide an update on Qnexa.

Peter Tam - VIVUS, Inc. - President

Thanks, Lee. I also would like to add my thanks to our development team for Stendra. The approval of the NDA on the PDUFA date is an important milestone for VIVUS.

For Qnexa, our investigational drug for the treatment of obesity, as previously announced, the PDUFA date has been extended to July 17, 2012. On April 4, 2012, at the FDA’s request, we submitted a comprehensive risk evaluation and mitigation strategy, or REMS, for Qnexa. The FDA requested that we provide all of the REMS materials, such as screen shots of the website, the medication guide, patient and physician educational materials, training curriculum, medical society letters, and patient brochures. Given the magnitude of these REMS materials, the FDA needed more time, specifically a three-month PDUFA extension, to complete their review. We continue to work with the FDA to finalize the REMS and label ahead of the July 17 PDUFA date.

For Qnexa in Europe, in April 2012 we submitted our response to the 180-day CHMP list of outstanding issues for the Qnexa Marketing Authorization Application, also known as MAA, for the European Union. We anticipate a response from the CHMP in the second quarter of 2012.

I will now turn the call over to Tim to discuss the Q1 results.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Thank you, Peter. For the quarter ended March 31, 2012, VIVUS had a net loss of $18.8 million, or $0.20 per share, as compared to a net loss of $9.9 million, or $0.12 per share, for the first quarter last year. The increase in net loss was primarily attributable to increased general and administrative expenses for spending on Qnexa pre-commercialization activities. For more information on the financial results, I refer you to the press release and the 10-Q filing for the first quarter.

As for cash, VIVUS had cash, cash equivalents, and available for sale securities of $333 million at the end of March. This compares to $146 million at the end of December. The increase in cash of $186 million is primarily the net result of proceeds of $192 million received from an underwritten public offering of our common stock in March 2012, offset by cash used in operations for the quarter.

I wish to thank JPMorgan and our other co-managers for their assistance in connection with the timely at-market offering of our securities.

The net cash used in operations for the first quarter was approximately $14 million. With the favorable Advisory Committee vote, we have accelerated our spending on pre-commercialization activities in preparation of the launch of Qnexa, if approved. We anticipate that our cash burn will increase on a quarterly basis in 2012.

On the investor relations front, we will participate in several investor conferences in the second quarter. This week, we will be at the Deutsche Bank Health Care Conference in Boston. Next week on Monday, we will participate in the JMP Securities Annual Research Conference in San Francisco, and on Tuesday, we will present at the Bank of America Merrill Lynch 2012 Health Care Conference in Las Vegas.

I will now turn the call over to Mike to give you an update on the Qnexa commercial activities.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Thanks very much, Tim. The extension of the Qnexa PDUFA to July 17th does not delay our commercial planning and launch time line for Qnexa, if approved. We continue to invest in the commercial infrastructure, and undertake the necessary activities to prepare for the launch of Qnexa ourselves in the United States. Pending no further delays from the FDA’s review of the Qnexa NDA, we anticipate launching Qnexa in the second half of 2012. We can provide an update on the launch date as we get closer to the PDUFA date.

The commercial activities that we have completed and that are in progress to prepare for launch include the selection of our third-party logistics, or 3PL, to distribute Qnexa; the design and contracting of our Qnexa certified pharmacy network; the attraction and hiring of key personnel in sales, marketing, market access, and medical affairs required to support the launch. These recent hires include the National Sales Director, Regional Sales Director, Director of Sales Operations, Director of Market Access, and senior medical affairs personnel. We have managed to pull very good talent from big and small pharma and biotech.

On the sales force, we’ve agreed to business terms with our CSO to provide 150 sales reps. We have designed the sales territories, defined the initial physician target list, and developed a sales training program and materials.

In the marketing area, we’ve also made substantial progress. The communication plan, the promotional materials have been developed and tested. The health care provider education program is complete pending FDA feedback, and patient materials and the patient support program are also in their final stages.

In summary, we believe that we are on track for a timely and successful launch of Qnexa, if approved. Now, I’ll turn the call back to the operator for Q&A.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from the line of Simos Simeonidis from Cowen and Company. Mr. Simeonidis, your line is open.

Simos Simeonidis - Cowen and Company - Analyst

Hi. Can you hear me?

Leland Wilson - VIVUS, Inc. - CEO

Yes.

Simos Simeonidis - Cowen and Company - Analyst

Hi. Thanks for taking the question. I apologize if this has been asked, but I just joined. I was wondering if you can describe for us the pre-commercial activity that’s ongoing at VIVUS right now.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Yes. I’ll take that question. This is Mike, and we have made substantial progress. I listed off a couple of things that we had been doing. We are in very much the throes of completing all the pharmacy network contracts. We have completed our 3PL, our distribution partner. We have materials ready to submit to the FDA pending final label. We have hired some great talent from outside the Company, and I think we’re making very good progress towards a timely launch.

Simos Simeonidis - Cowen and Company - Analyst

So is the plan to hire or to build a sales force, a VIVUS sales force, or a mix, maybe, of a sales force with a contract sales organization?  And how big, how expansive of a sales force do you think you need to have to market it, market Qnexa, in the US?

Mike Miller - VIVUS, Inc. — Chief Commercial Officer

Sure. Our current plan is to use a contract selling organization that would provide the representatives only, and we have sized it at 150 representatives. But we will hire the management team, so they will be VIVUS employees.

Simos Simeonidis - Cowen and Company - Analyst

And how big does that marketing and sales team have to be, the management team that you’re hiring, the internal VIVUS team?

Mike Miller - VIVUS, Inc. — Chief Commercial Officer

You mean in the home office, the internal team?

Simos Simeonidis - Cowen and Company - Analyst

Yes.

Mike Miller - VIVUS, Inc. — Chief Commercial Officer

25 to 30 people.

Simos Simeonidis - Cowen and Company - Analyst

Okay. And final question before I jump back in the queue is, can you talk about your strategy in terms of physician group targeted, primary care, endocrinologists, and obesity specialists?

Mike Miller - VIVUS, Inc. — Chief Commercial Officer

We have developed the target lists and our territories based on current obesity medication writing today, as well as we’ve developed a cardio-metabolic index based on the use of anti-hypertensions, statins, and oral type 2 diabetic agents that would lead us to, we think, the right targets in today’s market. So we feel very good about our targeting efforts.

Simos Simeonidis - Cowen and Company - Analyst

Yes, great. Thanks for taking the questions, and congrats on Stendra, and the progress with Qnexa.

Operator

Thank you. Our next question comes from the line of Cory Kasimov from JPMorgan.

Matt Lowe - JPMorgan - Analyst

Hi there. It’s actually Matt Lowe in for Cory today. Just wondering if you could characterize the talks of the FDA since you submitted the REMS. Have they been focused purely on the REMS and the labeling? Have they requested more information for the REMS? Has there been any more talk about evaluating the CV since the overall obesity CV panel? Thanks.

Peter Tam - VIVUS, Inc. - President

It’s Peter. Yes, we’ve been having ongoing discussions with FDA with regard to the REMS, the REMS materials, as well as finalization of the label. So those dialogues are ongoing with FDA. With regard to the cardiovascular trial, FDA is currently in the process of reviewing the study design. So we’re making good progress there as well.

Matt Lowe - JPMorgan - Analyst

Okay. And then regarding Europe, what kind of dialogue will take place between now and the ultimate decision in 2Q?

Peter Tam - VIVUS, Inc. - President

So we submitted our Day 180 response to the CHMP, and we await their response back. We do expect to meet with them the latter part of this, the second quarter, and pending their feedback, we do expect to hear their final opinion towards the second quarter of this year.

Matt Lowe - JPMorgan - Analyst

Okay. And then just the last question on the Stendra, with the potential partnering for that drug, would that wait for the Qnexa FDA decision, or are the two kind of mutually exclusive, as in the potential partnering of Stendra is not dependent on approval of Qnexa?

Tim Morris - VIVUS, Inc. — SVP Finance and CFO

Yes. It’s an independent decision. So obviously, we’re moving forward with discussions for Stendra partnering and commercialization, but it’s independent of the decision on Qnexa.

Matt Lowe - JPMorgan - Analyst

Okay. That’s great. Thank you.

Tim Morris - VIVUS, Inc. — SVP Finance and CFO

Sure.

Operator

Thank you. Our next question comes from the line of Thomas Wei from Jefferies.

Thomas Wei - Jefferies & Company - Analyst

Thanks. I guess just following up on one of the last questions. I’m curious, with the recent FDA panel meeting on cardiovascular safety for all obesity drugs, can you share any insight? Presumably, you must have asked them about that panel in relation to Qnexa. What have they told you about that?

Peter Tam - VIVUS, Inc. - President

Thomas, the conversations we’ve had with FDA is with regard to the CVOT studies, and in the context of a post-approval study. So we’ll continue to work toward that along with FDA, and nothing has changed as a result of the cardiovascular advisory committee panel.

Thomas Wei - Jefferies & Company - Analyst

And so is it fair to say that you did ask them if you would be subject to a pre-approval analysis, or a pre-approval study, and they said no?

Peter Tam - VIVUS, Inc. - President

Well, I mean the conversations, as you know, I mean with FDA, as we’ve said before, have always been in the context of a post-approval study. So I’m not going to go back and ask FDA are we still on track? That’s been the flow of the conversation, and that’s the focus.

Thomas Wei - Jefferies & Company - Analyst

That’s helpful. And then on the EMA process, you said that you’re meeting with them later this quarter. Is that actually an invitation to participate in one of these formal oral hearings, post-180-day answer submission?

Peter Tam - VIVUS, Inc. - President

I said we anticipate to be meeting with them later on in the second quarter. So yes, they would formally ask us to go and meet with them, but that’s something that we’re waiting on right now.

Thomas Wei - Jefferies & Company - Analyst

I guess the question is, have you been asked to participate in a formal oral hearing?

Peter Tam - VIVUS, Inc. - President

We haven’t heard back from the EMA with that meeting yet, but we do expect to hear back from them very soon.

Thomas Wei - Jefferies & Company - Analyst

And then maybe just any clarification or detail, additional detail that you could provide on the nature of the questions that have been asked of you by the EMA?

Peter Tam - VIVUS, Inc. - President

We shared- in our filings, typically the concerns and the questions with regard to Qnexa is primarily around risk benefit. Our response focuses on the risk benefit of Qnexa. We’ve gone into different discussions about different doses used in different patient populations, and so forth. So we’ve put together a very cogent, and a very strong response to the Day-180 list of questions. So we’re waiting for their feedback, and hopefully we’ll be able to update you towards the second quarter.

Thomas Wei - Jefferies & Company - Analyst

Great. Thanks.

Operator

Thank you. And our next question comes from the line of Alan Carr from Needham & Company.

Alan Carr - Needham & Company - Analyst

Hi. Thanks for taking my questions. A couple of them. One of them, second half of ‘12 is kind of a wide window. I’m wondering if you could narrow it down for us, if Qnexa is approved on the PDUFA date, what your thoughts are about a window there, in terms of when you might be able to launch it. And then also, can you give us an update on strategy around trying to qualify Qnexa for reimbursement? Thanks.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Yes, hi, Alan. Tim here. Yes, once we have the PDUFA date, we can give you a better update on timing of the launch. But for right now, the guidance is going to be the second half. And then in terms of strategy for reimbursement, Mike, I’ll let you comment.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Sure. With regards to reimbursement, we know that right now the Medicare Part D actually excludes weight loss medication, and we are doing a number of efforts in that regard. But the private payer today usually gets the option to cover obesity meds by offering the rider to employers. So if the employer is so motivated by the product and the data, they will take the rider offered by the payer, and the product can be covered. To that end, what we’re doing is we’re focusing both on payers and employers at launch to make sure that both understand the benefits of medically treating these patients, and getting good outcomes. So we’re in that effort, and there are some states where weight loss products are covered by Medicaid, as well. So I hope that answers your question.

Alan Carr - Needham & Company - Analyst

Thanks. And then, are you — I take it market researching is probably ongoing at the Company. I’m wondering, do you have any updates on that, with respect to how reimbursement influences that?

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Well, a couple things. So one, we have always looked at our target product profile when working with both providers and patients, and used, I think, a realistic reimbursement approach. And we have always received very positive feedback. So I think we have a good handle on what we think the cash-pay patient would be willing to pay, as well as we have done numerous advisory boards with both payers and employers, and we have a good sense of where their priorities are, as well. So I think we have a very good feel for it.

Alan Carr - Needham & Company - Analyst

Thanks.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Sure.

Operator

Thank you. And our next question comes from the line of Mike King from Rodman & Renshaw.

Mike King - Rodman & Renshaw - Analyst

Thanks for taking my question, guys, and let me add congratulations for all the progress in the quarter. Want to start out just to ask Mike, perhaps, to help us understand the — and maybe Tim chime in — on the mechanics of any relationship with a CSO in terms of how it will look, actually, on the P&L, and getting a lot of client questions about how this is all going to work out. Will this be a cost-of-sales item, or will that be a below the line — you know, in the R&D, SG&A budget? Or how is it going to look, and what sort of range can we think about, as far as what that will amount to?

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Yes, Mike. It’s simple. It will show up in general and administrative, which we’ll change to general, selling, and administrative, once we actually are selling product. So it is an expense, and there, it’s 150 reps. We haven’t given any guidance on the total cost yet, but I think there’s some industry guidance out there, and I suspect we’ll be relatively close to that on a per-rep basis.

Mike King - Rodman & Renshaw - Analyst

And that will be the straight cost, as opposed to some kind of percent of sales?

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

That’s correct, yes. These are just hired and paid for the, obviously, salaries, commissions, and expenses, and the like. So it will run through as if they were VIVUS employees.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Let me comment a little bit on the benefits of such a model. There are a number of them. One is they provide us 0 to 60 speed to launch that would really enable us to bid very quickly. They provide great infrastructure in terms of IT, fleets, things of that nature. And again, the talent pool right now that’s out there, because of all the downsizing that’s happened in big pharma, is extraordinarily rich. So we can get experienced representatives with cardiometabolic selling experience in those specific zip codes, and get these guys on board and trained very, very quickly. So there’s a number of advantages. The cost difference is not even realized. It’s not a cost savings strategy. It’s a speed.

Mike King - Rodman & Renshaw - Analyst

Yes. No. I get the — philosophically I’m in tune with it. I just wanted to try to understand what it’s going to look like on the P&L. So it sounds to me like there’s a fixed cost, and then all the upside is VIVUS’s to keep. In other words, it’s not a sliding scale royalty, or increased comp arrangement as sales rise.

Mike Miller - VIVUS, Inc. — Chief Commercial Officer

That is correct. They’re a dedicated group. All the revenue that they generate will be in our P&L.

Mike King - Rodman & Renshaw - Analyst

Okay. Do you have any input as to who you choose, and what their backgrounds are, and if you do have that kind of say in the relationship, can you kind of tell us how you think about who it is other than, experience, and years, and such, what kind of — what would it take to get on the VIVUS team for the CSO?

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Yes, we have very much a big say in the hiring process. As I said, the managers are VIVUS employees. All the reps are interviewed, and trained, and tested by us. And again, we’re looking for an experienced rep in the cardiometabolic space. We’re looking for if they have called on those targets before. They can gain access to the office. We want them to know the zip codes. We want them to know the space, the local payers, everything else about it. So this really enables us, again, to scale this very quickly.

Mike King - Rodman & Renshaw - Analyst

Okay. Thanks for the additional color on that. And then just a quick question, a follow-up on Europe. It’s my understanding that there’s no formal REMS program in Europe. So other than just presenting the data from the clinical trial experience that you’ve got, what other things do you think the Europeans are going to look for that might be the same and that might be different compared to US FDA?

Peter Tam - VIVUS, Inc. - President

Yes, Mike. The program over there is what we call the RMP, the Risk Mitigation Plan. So there will be a plan there in terms of education to both doctors, and as well as patients. There will be a registry, which is fairly standard. So we’ll be collecting information, but it’s not very different, from an educational perspective, in terms of how the drug is going to be used, and so forth. So there will be a Risk Management Plan in there, as well.

Mike King - Rodman & Renshaw - Analyst

Okay, thanks. I’ll jump back in the queue.

Operator

Thank you. And our next question comes from the line of Scott Henry from Roth Capital.

Scott Henry - Roth Capital Partners - Analyst

Thank you, and congratulations on such an active quarter. I wanted to see if you would want to give any color on the way we should think about the ramp for Qnexa. I mean, typically, I think of an obesity drug as something that ramps pretty fast, but a lot has changed since we had the last obesity drugs out there. Now, a lot of the time, managed care wants six months to evaluate a product. I just wanted to give you an opportunity, in your own words, to kind of discuss how we should set expectations for this ramp.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Yes. Hi, Scott. Tim here. You know, we obviously haven’t given any guidance yet on this, but we will have a very responsible ramp. As Mike said, the focus here of the reps will be on education, and so there also is, as you know, somewhat of a certified pharmacy system that patients will get the product. The initial target for the 150 reps is 25,000 doctors. So it’s very important to us that when we launch the drug, that both patients and doctors are educated into the proper uses of the drug, the right patients, what risks to look for. So we need to be very metered and very responsible in our launch. But short of that, we’re not going to really give much in the way of guidance at the present time.

Scott Henry - Roth Capital Partners - Analyst

Okay. Staying on the timeline issue, in Europe, what kind of typical time would it take between an approval to launch? I mean, in terms of going from country to country, or how should we think about any sort of lag between approval there and launching of the product?

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Yes. You’re right. There will be a delay between both the opinion and then the approval by the European authorities. But in addition, you’ll have some other items that you have to do on a country-by-country basis. However, keep in mind that we are going to commercialize the product through a partner. So we would let the partner kind of dictate the time line from that standpoint.

Scott Henry - ROTH Capital Partners - Analyst

Okay. And then just finally, a couple questions on Stendra. Have you given any color in terms of what kind of time line we should be thinking about for a deal there? Have you talked at all about what type of deal, front end loaded or back end loaded, you’re looking for? And then finally, and I’m not sure it’s going to be highly relevant, but I was curious how Zepeed, if that’s pronounced correctly, is performing in South Korea, relative to some of the other erectile dysfunction treatments out there.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Yes. So a couple things. Again, we haven’t given any guidance on the timing for Stendra in the United States. We’ll obviously look to commercialize that through partners, and with the approval, we would anticipate that those discussions will continue along. So in terms of the initial sales for avanafil or Zepeed in Korea, I don’t believe that they’ve reported those publicly. We have seen some initial information that had some interesting run at the end of last year, but I’m sure the IMS data for this year isn’t available yet. So we do know that there was some uptake of the product. It’s hard to say whether that was due to stocking or additional demand, but that’s a relatively competitive marketplace, and at least the early indications look good. So did I answer all your questions, Scott?

Scott Henry - ROTH Capital Partners - Analyst

You did, certainly as much as you can at this time. Thank you for taking the questions.

Tim Morris - VIVUS, Inc. - SVP Finance and CFO

Sure.

Operator

Thank you. And our next question comes from the line of George Zavoico of MLV & Co.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

Hi. Good afternoon, and congratulations on a great quarter. A couple of questions about the Qnexa. First of all, regarding the manufacturing of product for inventory, are you pretty much set with filling orders as they roll in, assuming approval in July?

Peter Tam - VIVUS, Inc. - President

Yes, George. We’re obviously working through a very reputable contract manufacturing organization. We’re stock — accumulating inventory, make sure that we anticipate the various scenarios. We’re doing all the right things in putting together the appropriate inventory for the launch of Qnexa.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

Okay, terrific. And regarding the REMS submission, you spoke about the huge volume of material that you actually submitted to the FDA. I would imagine this is somewhat of a dynamic process, in the sense that some of the material you submit, that you would also need for your educational and marketing material, might have to first be reviewed, at least, by the FDA before you can move forward with it. So are you making these changes as you go along? Is that how the process is working now, so that by the time of the PDUFA date, assuming approval, you’re pretty much ready to go?

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Yes. This is Mike. There’s actually is sort of two tracks. There’s the REMS track, which is being reviewed. We submitted all the materials into the FDA, which includes both the materials and all the elements of the REMS; and then we also have our health care professional materials as well as our patient materials that are outside of the REMS program, and they’ll be submitted pending the label. So we actually go through a review process, and enter the process with the FDA on both items, and we look forward to that.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

Okay, good. So that doesn’t seem like there would be any potential delays there along the way to July 17th. Could you comment a little bit about the FORTRESS data? You had previously had, with the PDUFA date on April, you had that going first. Then you were going to talk about the FORTRESS a couple months afterwards. Now, it almost seems as though the PDUFA date and the FORTRESS data might come out pretty much at the same time. Is that two independent events, or am I — the FORTRESS data influence the label going forward?

Peter Tam - VIVUS, Inc. - President

We don’t expect the FORTRESS results to impact the Qnexa approval and the PDUFA date. That’s ongoing. I believe we provided guidance in terms of when the final study will be available, but we certainly look at it as an independent, separate from the Qnexa PDUFA date.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

Okay, okay. And finally one last question on avanafil. It seems to me with all the preparations you’re doing for avanafil, the partnering negotiations really are a moving target. As you invest more into a commercial launch, it sort of changes the — somewhat changes the terms of the negotiations. Are you — how does that affect the negotiations, do you think?

Tim Morris - VIVUS, Inc. — SVP Finance and CFO

Yes. Obviously how we view this is, we want to be as prepared as possible to hand over the product to our commercial partner for launch. So we want to continue to move that along and add value to the asset.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

But ultimately, you have mentioned before that you are prepared to launch on your own. Is that correct? Am I remembering correctly?

Tim Morris - VIVUS, Inc. — SVP Finance and CFO

No. I don’t believe so. I think we’ve always said that we would launch Stendra through a partnership. We have no plans to launch Stendra on our own in the United States.

George Zavoico - McNicoll, Lewis & Vlak - Analyst

Okay. Very well. Thank you very much.

Operator

Thank you. And our final question comes from the line of Steve Byrne from Bank of America.

Steve Byrne - BofA Merrill Lynch - Analyst

All right, thanks for squeezing me in. I just wanted to follow up a little bit more on the discussions that you’re having with payers and employers about reimbursements. Can you characterize the interest level with the data that you have now, and are any of them looking for any additional data, such as pharmacoeconomic data or outcomes data that could be a little longer-term in generating?

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Yes. This is Mike, again, and I would say that our data has generated a lot of interest, but we would be going into this market. Right now, if you look at Xenical, it’s about 60% reimbursed by third party, and that took a little while to grow for them. We do not expect to be at that level out of the gate, but we feel that our data is very compelling. We have done pharmacoeconomic modeling, and we look forward to that. We have a couple of ideas in terms of publications on that account, and I think we’ll be well prepared for it. That said, I would say day one, the majority of our patients will be cash pay patients, and we recognize that, and we’ll market and distribute accordingly. And we have good patient research on understanding exactly what they would be willing to pay. So I think we have a pretty good handle on the whole payer front.

Steve Byrne - BofA Merrill Lynch - Analyst

Okay. Thank you.

Mike Miller - VIVUS, Inc. - Chief Commercial Officer

Sure.

Leland Wilson - VIVUS, Inc. - CEO

Okay. I think we need to cut it off. This is Lee. But I did want to say thanks again for your support and your recognition of our accomplishments during the quarter. We obviously are very proud of what we’ve been able to accomplish here, and I think all of you know that we have many milestones coming up in the second and third quarters here that we are all very hopeful that they will become positive. And that just, not only the old timers that are sitting around the table here, but as Mike has said, we’ve been able to bring in some exceptional talent that were in extremely good positions in very good companies, and it’s really heartwarming to see them make the decision to come in at this time. And so having that kind of talent on, I feel very comfortable with the launch program that Mike has put together, and I include Mike in that, always in here fighting the battles for some time now. But I think we’ve attracted just exceptional talent on the marketing side. So we’re anxious to be able to see them do their thing here.  And so everybody keep your fingers crossed for July 17th, and I think the rest of the year should be a real fun time for all of us. Again, thank you for your support, and we’ll talk to you again next quarter.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program, and you may now disconnect. Everyone, have a good day.